Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-138195
333-138195-02
Final Term Sheet

Issuer:	National City Capital Trust III
Guarantor:	National City Corporation (Ticker: NCC)
Size:	$500 million (20 million trust preferred securities)
Overallotment Option:	$75 million (3 million trust preferred securities)
Expected Ratings:	A2/BBB+/A+ (Moody’s / S&P / Fitch)
Scheduled Maturity Date:	May 25, 2047
Final Maturity Date:	May 25, 2067
Coupon/Distribution Rate:	6.625% per annum until Scheduled Maturity Date and one-month LIBOR plus 2.1263% after until Final Maturity Date, unless called or repaid earlier
Coupon/Distribution Dates:	25th of each February, May, August and November until Scheduled Maturity Date and monthly thereafter until Final Maturity Date, unless called or repaid earlier
First Coupon/Distribution Date:	August 25, 2007
First Call Date:	May 25, 2012
Liquidation Amount / Par:	$25 per trust preferred security
Pricing Date:	May 18, 2007
Settle Date (T+5):	May 25, 2007
Expected Listing:	NYSE
Public Offering Price:	100%/$25 per trust preferred security
Net Proceeds (before expenses) to Issuer:	$484,250,000, subject to an increase of $0.2875 per trust preferred security for sales of more than 20,000 trust preferred securities to a single purchaser
Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (Sole Structuring Advisor) Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated
Sr. Co-Managers:	UBS Securities LLC Wachovia Capital Markets, LLC
Co-Managers:	A.G. Edwards & Sons, Inc. RBC Dain Rauscher Inc.
Jr. Co-Managers:	Banc of America Securities LLC Credit Suisse Securities (USA) LLC Keefe, Bruyette & Woods, Inc. NatCity Investments, Inc. Sandler O’Neill & Partners, L.P.
CUSIP/ISIN:	63540X 201 / US63540X2018
The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch & Co. toll-free 1-800-248-3580, Citigroup toll-free 1-877-858-5407, or Morgan Stanley toll-free 1-866-718-1649.